UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 29, 2011

Team Health Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34583	36-4276525
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

265 Brookview Centre Way, Suite 400 Knoxville, Tennessee		37934
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (865) 693-1000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2011, Team Health Holdings, Inc. (the “Company”) and Team Health, Inc. (the “Borrower”), an indirect wholly-owned subsidiary of the Company, entered into a new credit facility (the “New Credit Facility”), consisting of a $175 million Five-Year Revolving Credit Facility, which was undrawn at closing, a $150 million Five-Year Tranche A Term Loan Facility and a $250 million Seven-Year Tranche B Term Loan Facility, with a syndicate of financial institutions, including JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, and Barclays Bank PLC, Citibank, N.A. and Goldman Sachs Lending Partners LLC, each as co-documentation agent, and the other agents party thereto. The Company used borrowings under the New Credit Facility and existing cash to repay $402.7 million of term loans outstanding and to replace and upsize the Company’s existing $125 million revolving facility under its old credit facility, dated as of November 23, 2005, and pay customary fees and expenses associated with the refinancing.

The Tranche A Term Loan Facility matures on June 29, 2016. The tranche A term loans amortize as follows: 5.0% in each of the first two years, 7.5% in the third year, 10.0% in the fourth year and on a quarterly basis in an amount equal to 2.5% per quarter for the first three quarters of the fifth year, with the balance payable at maturity. The Tranche B Term Loan Facility matures on June 29, 2018. The tranche B term loans amortize on an annual basis in an amount equal to 1.0% per annum, with the balance payable at maturity. The Revolving Credit Facility has a final maturity date of June 29, 2016. The maturity dates under the New Credit Facility are subject to extension with lender consent according to the terms of the New Credit Facility.

The interest rate on any outstanding revolving credit borrowings and tranche A term loans, and the commitment fee applicable to undrawn revolving commitments, will be priced off a grid based upon the Borrower’s first lien net leverage ratio and will initially be LIBOR + 2.25% in the case of revolving credit borrowings and tranche A term loans and 0.45% in the case of unused revolving commitments. The interest rate on the tranche B term loan is LIBOR + 2.75%, subject to a 1% LIBOR floor.

The New Credit Facility contains customary representations, covenants and events of default applicable to the Borrower and the guarantors, including the Company. Financial covenants consist of a maximum first lien net leverage ratio, tested quarterly. The New Credit Facility is guaranteed by the Company and all of the Company’s U.S. subsidiaries and secured by substantially all of the assets of the Borrower and the guarantors.

Pursuant to the terms of the New Credit Facility, the Borrower has an option to request an increase of the credit available under the facility up to an amount equal to the greater of $150 million and an amount such that, after giving pro forma effect to the increase, the first lien leverage ratio does not exceed 3.75:1.00, subject to the consent of lenders and the satisfaction of certain conditions.

The preceding is a summary of the terms of the New Credit Facility and is qualified in its entirety by reference to the Credit Agreement, dated as of June 29, 2011, among Team Health Holdings, Inc., Team Health, Inc., the lenders from time to time party thereto, JPMorgan Chase

Bank, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, and Barclays Bank PLC, Citibank, N.A. and Goldman Sachs Lending Partners LLC, each as co-documentation agent, and the other agents party thereto, attached as Exhibit 10.1 to this report, which is incorporated herein by reference as though it was fully set forth herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated June 29, 2011, among Team Health Holdings, Inc., Team Health, Inc., JPMorgan Chase Bank, N.A., the lenders from time to time party thereto and the other agents party thereto

99.1	Press release, dated June 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM HEALTH HOLDINGS, INC.

Date: June 30, 2011	By:	/S/ DAVID P. JONES
	Name:	David P. Jones
	Title:	Chief Financial Officer

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